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                                                                    Exhibit 6(b)

                               CODE OF REGULATIONS

                                       OF

                    OHIO NATIONAL LIFE ASSURANCE CORPORATION

                      ARTICLE I - - SHAREHOLDERS' MEETINGS
                      ------------------------------------


1.1. ANNUAL MEETING. The annual meeting of shareholders shall be held on the second Monday in May of each year at 10:30 a.m. or at such other time as may reasonably be designated in the notice of the meeting.

1.2. SPECIAL MEETINGS. Special meetings of shareholders shall be held upon the call of a majority of the Board of Directors or a majority of the votes of the issued and outstanding shares.

1.3. PLACE OF MEETINGS. Meetings of shareholders shall be held at the principal office of the Corporation or at such other place within or without the State of Ohio as may be designated in the notice of such meeting.

1.4. QUORUM. A majority of the votes of issued and outstanding shares, present in person or by proxy, shall constitute a quorum. A majority of those votes present shall be sufficient to take any action properly before the meeting.


                            ARTICLE II - - DIRECTORS
                            ------------------------


2.1. QUALIFICATION. Each director shall be a shareholder of the corporation. At the expiration of a director's term of office, any share of Class B stock owned by such director shall be transferred for one dollar to the corporation or, at the corporation's option, to a successor director.

2.2. MEETINGS. The directors shall meet immediately after each annual meeting of shareholders. Additional regular or special meetings may be held at such times as may be determined from time to time by the directors. A majority of directors in office at any time shall constitute a quorum. Meetings shall be held at such places within or without the State of Ohio as may be determined by the directors.

2.3. COMMITTEES. The Board may create an executive committee, audit committee or any other committee of the directors. Each such committee shall consist of not less than three directors. The Board may delegate to any such committee any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in any committee of directors.

                            ARTICLE III - - OFFICERS
                            ------------------------

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3.1. ELECTION. The directors shall elect the officers and any assistant officers of the corporation at their meeting next following the annual meeting of shareholders. Special elections of officers may be held by the directors at other times and in such manner as the directors shall determine. Officers shall serve until their respective successors shall have been elected and qualified unless the Board elects to remove an individual from office without immediately filling such vacancy.

3.2. POWERS AND DUTIES. Subject to such limitations as the directors may from time to time prescribe, the officers of the corporation shall each have such powers and perform such duties as generally pertain to their respective officers and such further powers and duties as may be conferred from time to time by the directors, including the authority to execute in the name of and on behalf of the corporation all deeds, mortgages, powers of attorney, waivers of service, leases, contracts, bonds, full or partial assignments and releases of mortgages, deeds of trust, vendors' liens, judgments, tax certificates, transfers of stocks or bonds or other securities, conveyances and transfers of real and personal property, and any and all other instruments that are necessary or proper to be executed in the transaction of the corporation's business, and to affix the corporate seal thereto when necessary. The Board of Directors may also authorize other officers and non-officer employees to execute instruments and to affix the corporate seal thereto. Execution of any such instruments is authorized to be made in any and all events by the President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer.


                            ARTICLE IV - - AMENDMENT
                            ------------------------


This code of regulations may be amended from time to time in any manner permitted by the Revised Code of Ohio by the vote of the Board.